Exhibit 99.1
[ONEOK Logo]	News

May 11, 2006	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK to Hold its 2006 Annual Meeting of Shareholders

TULSA, Okla. -- May 11, 2006 - ONEOK, Inc. (NYSE:OKE) will hold its annual meeting of shareholders May 18, 2006, at 10 a.m., Central Daylight Time. The meeting will also be webcast live on ONEOK's Web site.

What: ONEOK, Inc. 2006 Annual Meeting of Shareholders

When: 10 a.m. CDT, May 18, 2006

Where: Company headquarters, 100 West 5th Street, Tulsa, Oklahoma

How: Log on to the Web at http://www.oneok.com.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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